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                                                                     EXHIBIT 99



                           ABERCROMBIE & FITCH REPORTS
                              OCTOBER SALES RESULTS




NEW ALBANY, Ohio / November 6, 2003 - Abercrombie & Fitch (NYSE: ANF) today reported net sales of $105.0 million for the four-week period ended November 1, 2003 compared to last year's October sales of $104.8 million. October comparable store sales decreased 14% compared with the four-week period ended November 2, 2002.

Year-to-date, the Company reported a net sales increase of 8% to $1.147 billion from $1.061 billion last year. Comparable store sales decreased 8% for the year-to-date period.

The Company said that based on continued margin improvement and expense controls it expects third quarter EPS to be in the range of $0.49 - $0.51 per diluted share versus $0.48 in the third quarter of last year.

Abercrombie & Fitch operated a total of 651 stores at the end of October, including 170 abercrombie stores and 129 Hollister Co. stores. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and publishes the A&F Quarterly.

To hear Abercrombie & Fitch's prerecorded October sales message, please dial
(800) 642-1687, followed by the conference identification number 6755067.

On Tuesday, November 11, 2003 at 4:30 pm EST the Company will conduct its third quarter conference call. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. To listen to the conference call, dial (800) 428-6675 or internationally at (706) 634-1917. To listen via the internet, go to www.abercrombie.com, select the Investor Relations page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (800) 642-1687 or internationally at (706) 645-9291 followed by the conference ID number 6756018; or for 12 months by visiting the Company's website at www.abercrombie.com.


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For further information, call:          Thomas D. Lennox
                                        Director, Investor Relations and
                                        Corporate Communications
                                        (614) 283-6751


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995:
The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Release, the Company's Form 10-K or made by management of the Company involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: change in consumer spending patterns, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, political stability, currency and exchange risks and changes in existing or potential duties, tariffs or quotas, postal rate increases and charges, paper and printing costs, availability of suitable store locations at appropriate terms, ability to develop new merchandise and ability to hire and train associates.